EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-158576) and in the Registration Statement (Form S-8 No. 333-169892) pertaining to the 2009 Stock Option Plan and 2010 Employee Stock Purchase Plan, respectively, of Nevada Gold & Casinos, Inc. of our report dated July 27, 2017, with respect to the consolidated financial statements of Nevada Gold & Casinos, Inc. included in this Annual Report (Form 10-K) for the year ended April 30, 2017.

/s/ Ernst & Young

Las Vegas, Nevada

July 27, 2017